Exhibit 5.2

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor,

San Francisco, CA 94111

February 26, 2025

Chevron Corporation

1400 Smith Street

Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel for Chevron Corporation, a Delaware corporation (the “Company”), in connection with the issuance by Chevron U.S.A. Inc., a Pennsylvania corporation and indirect wholly-owned subsidiary of the Company (“CUSA”), of $750,000,000 aggregate principal amount of CUSA’s 4.405% Notes Due 2027, $750,000,000 aggregate principal amount of CUSA’s Floating Rate Notes Due 2027, $1,000,000,000 aggregate principal amount of CUSA’s 4.475% Notes Due 2028, $500,000,000 aggregate principal amount of CUSA’s Floating Rate Notes Due 2028, $1,100,000,000 aggregate principal amount of CUSA’s 4.687% Notes Due 2030, $650,000,000 aggregate principal amount of CUSA’s 4.819% Notes Due 2032 and $750,000,000 aggregate principal amount of CUSA’s 4.980% Notes Due 2035 (collectively, the “Securities”) pursuant to the Registration Statement on Form S-3 (Registration Statement Nos. 333-283053 and 333-283053-01) (the “Registration Statement”), filed by CUSA and the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated November 7, 2024, as supplemented by the preliminary prospectus supplement dated February 24, 2025 and the final prospectus supplement dated February 24, 2025 relating to the offer and sale of the Securities (as so supplemented, the “Prospectus”). The Securities will be fully and unconditionally guaranteed (the “Guarantees”) by the Company. The Securities have been issued under the Indenture dated as of August 12, 2020, as supplemented by the Third Supplemental Indenture dated as of February 26, 2025 (as so supplemented, the “Indenture”), between CUSA, the Company, as guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

We have reviewed the Registration Statement, the Prospectus, the Indenture and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons, and that the Indenture has been duly authorized, executed and delivered by the Trustee.

On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that, when the Securities have been duly executed, authenticated, issued and delivered in accordance with the Indenture and as contemplated by the Registration Statement and the Prospectus, the Guarantees will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions set forth above are subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

We have assumed that neither the issuance and delivery of, nor the performance of the Company’s obligations under, the Guarantees will (a) require any authorization, consent, approval or license of, or exemption from, or registration or filing with, or report or notice to, any governmental unit, agency, commission, department or other authority (a “Governmental Approval”) or (b) violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of its properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of its properties, (iii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of its properties or (iv) any applicable law (other than the General Corporation Law of the State of Delaware and the law of the State of New York in each case as in effect on the date hereof).

Our opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP